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                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 17, 1998, by and among VERIO INC. ("Verio"), a Delaware corporation, PURPLE ACQUISITION, INC. ("Merger Sub"), a California corporation, and BEST INTERNET COMMUNICATIONS, INC. (the "Company"), a California corporation. Certain capitalized terms used in this Agreement are defined in Exhibit A.

     WHEREAS, the Boards of Directors of Verio, Merger Sub and the Company each have determined that the acquisition of the Company by Verio is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

     WHEREAS, Verio, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of July 28, 1998 (the "Original Merger Agreement"), providing for the merger of the Company with and into Merger Sub;

     WHEREAS, Verio, Merger Sub and the Company desire to amend and restate the Original Merger Agreement as provided herein; and

     WHEREAS, concurrently herewith Verio has entered into voting agreements ("Voting Agreements") with certain holders of capital stock of the Company pursuant to which such holders have, among other things, agreed to vote their shares of Company capital stock in favor of the merger contemplated herein and have granted Verio irrevocable proxies to vote such shares in such manner;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate existence of the Company shall thereupon cease (the "Merger"). The Merger shall have the effects set forth in the applicable provisions of the California General Corporation Law ( the "CGCL"). Without limiting the generality of the foregoing, at and after the Effective Time the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the constituent corporations in the Merger.

     1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL, is duly filed with the Secretary of State of the State California, which filing shall be made in connection with the closing of the Transactions in accordance with Section 3.7 upon satisfaction or waiver of the conditions set forth in Article 9. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger has been so filed or at such later time as is provided in the Agreement of Merger.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     2.1 Articles of Incorporation. The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, provided, that effective as of the Effective Time the Articles of
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Incorporation of the Company shall be amended in their entirety to conform to the Articles of Incorporation of Merger Sub (other than with respect to the name of the Surviving Corporation), and shall continue as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the CGCL.

     2.2 Bylaws. The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, provided, that effective as of the Effective Time the Bylaws of the Company shall be amended in their entirety to conform to the Bylaws of Merger Sub, and shall continue as the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and the CGCL.

     2.3  Directors and Officers of Surviving Corporation.

     (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE 3

                              CONVERSION OF SHARES

     3.1  Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Common Stock, no par value per share, of the Company ("Company Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate (the "Certificate") formerly representing such share of Company Common Stock, (i) that number of shares of the Common Stock, $0.001 par value per share, of Verio ("Verio Common Stock") as equals the Common Stock Exchange Ratio and (ii) that amount of cash as equals the Per Share Cash Amount; provided, however, that each share of Company Common Stock that is held in the treasury of the Company, by any subsidiary of the Company, by Verio or by any subsidiary of Verio immediately prior to the Effective Time shall not be so converted but shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

     (b) As used herein, the following terms shall be defined as follows.

          (i) "Aggregate Transaction Value" shall be equal to Two Hundred Forty One Million Five Hundred Thirty Eight Thousand Three Hundred Fifteen dollars ($241,538,315) less all Excess Company Transaction Expenses.

          (ii) "Common Stock Exchange Ratio" shall be equal to the quotient of the Per Share Stock Amount divided by $16.00.

          (iii) "Company Capitalization Number" shall be equal to the number of shares of Company Common Stock issued and outstanding on the Closing Date, on a fully-diluted, as-converted-to-common basis, including without limitation (i) all shares of Company Common Stock then issued and outstanding, and (ii) all shares of Company Common Stock issuable upon the exercise of any options, warrants or other rights to purchase Company Common Stock then issued and outstanding (in each case whether or not vested).

          (iv) "Company Transaction Expenses" shall be all expenses that are incurred or paid by the Company, or which the Company may be legally obligated to pay or reimburse, in connection with or related to the Merger and the Transactions or the Company's proposed initial public offering, in each case

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     whether before or after Closing (other than amounts actually paid prior to
     June 30, 1998), including, without limitation, (i) all legal, printing, investment banking and accounting fees, (ii) all payments that may be made in respect of noncompetition covenants or agreements (other than performance bonuses earned prior to the date hereof), and (iii) all payments that may be made in respect of the termination of the employment agreements between the Company and each of the Company Specified Officers as required by Section 6.20 or that would constitute "parachute payments" within the meaning of Section 280G of the Code made to such Company Specified Officers.

          (v) "Excess Company Transaction Expenses" shall be equal to the sum of all Company Transaction Expenses in excess of $9.338 million.

          (vi) "Outstanding Shares Number" shall be equal to the number of shares of Company Common Stock issued and outstanding on the Closing Date.

          (vii) "Per Share Cash Amount" shall be equal to the quotient of $176 million divided by the Outstanding Shares Number.

          (viii) "Per Share Price" shall be equal to the quotient obtained when
     (i) the Aggregate Transaction Value plus proceeds that would be receivable upon exercise of Company Stock Options and warrants outstanding at July 28, 1998 or issued subsequent to such date and prior to the Closing Date, and in any such case which remain outstanding on, or are exercised prior to, the Closing Date, is divided by (ii) the Company Capitalization Number.

          (ix) "Per Share Stock Amount" shall be equal to the Per Share Price minus the Per Share Cash Amount.

     (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the Common Stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the Common Stock of the Surviving Corporation.

     3.2 Options and Warrants. At the Effective Time, all stock options, warrants and convertible securities to purchase Company Common Stock then outstanding shall be assumed by Verio in accordance with Section 8.8.

     3.3  Exchange of Shares.

     (a) Prior to the Effective Time, Verio shall select, and enter into an agreement (in form and substance reasonably satisfactory to the Company) with, a bank or trust company to act as exchange agent hereunder (the "Exchange Agent"). On the Closing Date, Verio shall deposit by wire transfer or other transfer of immediately available funds with the Exchange Agent the cash and shares of Verio Common Stock required to be delivered hereunder in connection with the conversion of Company Common Stock at the Effective Time. After the Effective Time, each holder of shares of Company Common Stock (other than Dissenting Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more Certificates and a duly executed letter of transmittal as described below, certificates representing the number of whole shares of Verio Common Stock and cash into which such shares of Company Common Stock are converted in the Merger. The shares of Verio Common Stock into which the shares of Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Verio may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Verio Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Verio Common Stock and
(ii) a check representing the amount

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of cash which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article 3.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of Verio Common Stock and cash into which the shares of Company Common Stock represented by the Certificate are converted in the Merger in accordance with this Article 3. When authorizing such issuance in exchange therefor, Verio and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Verio and/or the Exchange Agent a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Verio or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.4  Dividends; Transfer Taxes.

     (a) No dividends that are declared on shares of Verio Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of Verio Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Verio Common Stock shall be issued any dividends which shall have become payable with respect to such shares of Verio Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.

     (b) If any certificates for any shares of Verio Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Verio Common Stock in a name other than that of the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Verio Common Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.5 No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Verio Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Verio Common Stock, cash will be paid in respect of any fractional share of Verio Common Stock that would otherwise be issuable. The amount of such cash shall be the product of (i) such fraction of a share of Verio Common Stock (after aggregating all the shares of Verio Common Stock to be issued to a holder) multiplied by
(ii) $16.00.

     3.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Verio Common Stock and cash in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Company Common Stock to be exchanged for shares of Verio Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of the Company, except for the right to surrender such Certificates in exchange for shares of Verio Common Stock as provided hereunder or such dissenters' rights as are provided under applicable law.

     3.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105 at 9:00 a.m., local time, on the date (the "Closing Date") that is the later of (i) January 1, 1999, or as soon thereafter as is reasonably practical, and (ii) the first business day following the date on which the Company's shareholders have given any requisite approvals of this Agreement and the Transactions in accordance with
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Legal Requirements; provided, however, that if all of the other conditions set forth in Article 9 hereof are not satisfied or waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as Verio, Merger Sub and the Company shall agree.

     3.8 Supplementary Action. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.9  Dissenting Shares.

     (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 3.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the CGCL.

     (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the CGCL, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 3.1 upon surrender of the applicable Certificate(s) as provided herein.

     (c) The Company shall give Verio (i) prompt written notice of any written demands for payment with respect to any shares of Company Common Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. The Company shall not, except with the prior written consent of Verio, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands. It is the opinion of the Company's Board of Directors that, subject to receipt of a favorable fairness opinion from the financial advisor to the Company, the fair market value of a share of Company Common Stock as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger, in no event exceeds $6.30. Following approval of the Merger by the shareholders of the Company, the Company shall promptly mail to its shareholders a notice of such approval in accordance with the provisions of the CGCL relating to dissenters' rights, provided, that the Company shall not issue any such notice of approval or make any other offer to purchase shares of Company Common Stock without Verio's prior consent.

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                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specifically set forth in the disclosure schedule provided by the Company simultaneously herewith (the "Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to Verio and Merger Sub as follows:

     4.1  Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all necessary corporate power and authority:

          (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted prior to the Closing;

          (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used prior to the Closing;

          (iii) to perform its obligations under all Company Contracts; and

          (iv) to enter into and perform all of its obligations under the Transactional Agreements.

     (b) The Company has never conducted directly or through any subsidiary any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than "Best Internet Communications, Inc.," "Hiway Technologies, Inc.," and "RapidSite, Inc."

     (c) The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification. Section 4.1(c) of the Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company has an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company is qualified to do business.

     (d) Section 4.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's Board of Directors, and (ii) the names and titles of the Company's officers. The Company has no committee of the Company's Board of Directors.

     (e) Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

     (f) Except as indicated in Section 4.1(f) of the Disclosure Schedule, the Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. Each subsidiary of the Company, and each other Entity in which the Company owns equity interests, indicated on Section 4.1(f) of the Disclosure Schedule is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The shares of capital stock owned by the Company in its subsidiaries or in other Entities as indicated in Section 4.1(f) of the Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable.

     (g) The execution, delivery and performance of the Transactional Agreements have been duly authorized by all necessary action on the part of Company, its officers, and its Board of Directors, subject to the approval of the shareholders of the Company.

     (h) The Transactional Agreements each constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to the approval of the shareholders of the Company.

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     4.2  Articles of Incorporation and Bylaws; Records.

     (a) The Company has delivered to Verio accurate and complete copies of:

          (i) the Company's Articles of Incorporation and Bylaws, including all amendments thereto;

          (ii) the stock records of the Company; and

          (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the Board of Directors of the Company.

There have been no meetings or other proceedings of the shareholders of the Company or the Board of Directors of the Company that are not reflected in such minutes or other records.

     (b) There has not been any violation of any of the provisions of the Company's Articles of Incorporation or Bylaws or of any resolution adopted by the Company's shareholders or the Company's Board of Directors, and to the Knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

     (c) The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company are in the actual possession and direct control of the Company.

     4.3  Capitalization; Ownership of Stock; Solvency, Etc.

     (a) The authorized capital stock of the Company consists of (i) ten million (10,000,000) shares of Preferred Stock, no par value per share, of which five hundred thousand (500,000) are designated Series A Preferred Stock and four million (4,000,000) are designated Series B Preferred Stock, and (ii) sixty million (60,000,000) shares of Company Common Stock, no par value per share. As of November 13, 1998: (i) thirty five million eight hundred eighty seven thousand nine hundred thirteen (35,887,913) shares of Company Common Stock, (ii) no shares of Preferred Stock, (iii) options to purchase one million three hundred ninety nine thousand two hundred five (1,399,205) shares of Company Common Stock, and (iv) warrants to purchase three million one hundred fifteen thousand one hundred twenty-three (3,115,123) shares of Company Common Stock have been issued and are outstanding. All of such Company Common Stock, warrants and options are owned of record by the shareholders, warrantholders and optionholders specified in Section 4.3 of the Disclosure Schedule, in each case free and clear of any Encumbrances. The aggregate proceeds receivable by the Company upon exercise of all options and warrants outstanding as of November 13, 1998 was $13,182,800. On the Closing Date, the Company shall deliver to Verio a true and correct update of the information in this Section 4.3(a) as of the Closing Date.

     (b) All of the shares of Company Common Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Company has delivered to Verio accurate and complete copies of the stock certificates evidencing the currently outstanding shares of Company Common Stock.

     (c) Other than as set forth in Section 4.3(a) above or on Section 4.3(a) of the Disclosure Schedule, there is no:

          (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;

          (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;

          (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

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          (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

     (d) The Company has neither repurchased, redeemed or otherwise reacquired (and, except as contemplated by this Agreement, has not agreed, committed or offered (in writing or otherwise) to reacquire) any shares of capital stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

     4.4  Financial Statements.

     (a) The Company has delivered to Verio the following financial statements and notes (collectively, the "Financial Statements"), which are attached hereto as Exhibit B:

          (i) the audited balance sheet of the Company as of December 31, 1997, and the related statements of operations, changes in shareholders' equity and fund balance and cash flows of the Company as of December 31, 1997, together with the notes thereto; and

          (ii) the unaudited balance sheets of the Company as of September 30, 1998 (the "Unaudited Interim Balance Sheet") and related unaudited statements of operations, for the 9 months then ended.

     (b) All of the Financial Statements are accurate and complete in all respects. The Financial Statements are in accordance with the books and records of the Company, present fairly the financial position of the Company as of the respective dates thereof and the results of operations and, with respect to the unaudited Financial Statements, changes in shareholders' equity and fund balance and cash flows of the Company for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a consistent basis, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material and the absence of notes and statements of cash flows and changes in shareholders' equity.

     (c) At the date of the Unaudited Interim Balance Sheet, (i) the Company had no Liabilities of any nature (matured or unmatured, fixed or contingent) required by GAAP consistently applied to be provided for in such Unaudited Interim Balance Sheet which were not provided for, (ii) the Company had no material Liabilities of any nature (matured or unmatured, fixed or contingent) which were not required by GAAP to be provided for in the Unaudited Interim Balance Sheet and (iii) all reserves established by the Company and set forth in the Unaudited Interim Balance Sheet were adequate for the purposes for which they were established.

     (d) As of the date of this Agreement, the Company has no Liabilities in excess of $100,000 individually, or $250,000 in the aggregate, except for:

          (i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet;

          (ii) accounts payable and Liabilities (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred and accrued by the Company in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and

          (iii) the Company Transaction Expenses, the Company's good faith estimate of which is included in Section 4.4(d) of the Disclosure Schedule.

     4.5  Absence of Changes. Since the date of the Unaudited Balance Sheet:

     (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or results of operations, and no event has occurred that likely would have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or results of operations;

     (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

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     (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than pursuant to existing agreements with Company employees at the original purchase price upon termination of such employee's employment with the Company;

     (d) the Company has not sold or otherwise issued any shares of capital stock or any other securities, other than upon exercise of options or warrants outstanding at the date hereof or pursuant to the exercise of options granted after the date hereof to new employees as permitted pursuant to Section 6.2(f);

     (e) the Company has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any transaction relating to an Acquisition Proposal, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (f) the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

     (g) the Company has not leased or licensed any asset from any other Person, except for assets leased or licensed in the Ordinary Course of Business;

     (h) the Company has not made any capital expenditures outside the Ordinary Course of Business, except for such capital expenditures as in the aggregate, measured by invoice amount, do not exceed $2 million or were consented to by Verio in writing;

     (i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person, except for products sold by the Company from its inventory in the Ordinary Course of Business;

     (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;

     (k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except in the Ordinary Course of Business;

     (l) the Company has not made any loan or advance to any other Person, including without limitation, any shareholder of the Company;

     (m) the Company has not (i) established or adopted any Employee Benefit Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than as required under agreements existing on the date hereof as disclosed in Section 4.5(m) of the Disclosure Schedule;

     (n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;

     (o) no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, other than in the Ordinary Course of Business;

     (p) there has been no borrowing or agreement to borrow by the Company (other than borrowings in the Ordinary Course of Business under the Company's line of credit with Silicon Valley Bank, up to a maximum of $2 million in the aggregate) or change in any guaranty, endorsement, indemnity, warranty or other obligation of the Company in respect of the obligations of others, or grant of a mortgage or security interest in any property of the Company, and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than accounts payable (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by the Company in the Ordinary Course of Business;

     (q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

     (r) the Company has not forgiven any debt or otherwise released or waived any right or claim;

     (s) the Company has not changed any of its methods of accounting or accounting practices in any respect;

     (t) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

     (u) the Company has not agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses (c) through (t) above.

     4.6  Title to Assets; Equipment; Real Property, Leases; Inventory.

     (a) The Company owns, and has good, valid and marketable title to, all assets it purports to own, including:

          (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by the Company since the date thereof in the Ordinary Course of Business);

          (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet (except for inventory sold by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business);

          (iii) all assets referred to in Sections 4.6(b), 4.7 and 4.9 of the Disclosure Schedule, except leased assets identified in Section 4.6(b) of the Disclosure Schedule, and all of the Company's rights under Company Contracts; and

          (iv) all other assets reflected in the Company's books and records as being owned by the Company.

All of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent.

     (b) Section 4.6(b) of the Disclosure Schedule identifies all computers, routers, networking equipment, telecommunications equipment and other tangible and intangible assets owned by or leased to the Company and used by the Company in its web hosting and Internet access businesses, other than ordinary office furniture and office supplies.

     (c) To the Knowledge of the Company, each asset identified in Section 4.6(b) of the Disclosure Schedule:

          (i) is in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted);

          (ii) complies in all respects and is being operated and otherwise used in full compliance with all applicable Legal Requirements; and

          (iii) is adequate for the uses to which it is being put.

     (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 4.6(d) of the Disclosure Schedule (the "Leased Premises").
Section 4.6(d) of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered to Verio complete copies of all such leases. The Surviving Corporation will obtain a valid leasehold interest in such leases, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except: (i) mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet and (ii) liens for current taxes not yet due and payable.

     (e) Section 4.6(e) of the Disclosure Schedule identifies all personal property assets that are being leased or licensed to the Company.

     (f) All leases pursuant to which the Company leases real or personal property are valid and effective in accordance with their respective terms and, to the Company's Knowledge, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

     (g) The Company's Leased Premises are in a condition adequate for the conduct of the business in the Ordinary Course of Business, and the Company owns, or has a valid leasehold interest in or license to, all assets necessary for the conduct of its business as presently conducted.

     4.7  Receivables; Major Customers.

     (a) Section 4.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of the aggregate accounts and notes receivable and a list of all other receivables of the Company as of September 30, 1998, categorized by period of aging (30, 60, 90 or 120 or more days), and a detail of the aging of the accounts receivables of each customer of the Company accounting for revenues in 1997 or annualized for 1998 in excess of $10,000.

     (b) All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected):

          (i) represent valid obligations of ongoing customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and

          (ii) are current and in the aggregate, will be collected in full (without any counterclaim or setoff), net of reserves, on or before the later of 90 days from the date of invoice or 60 days from the Closing Date.

     (c) The Company has not received any notice or other communication (in writing or otherwise), or received any other information, indicating that customers representing a material portion of the Company's revenues may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

     (d) The Company has provided to Verio a copy of each of the Company's two standard forms of customer contract. Customers covered by contracts in forms other than such standard forms or with material deviations from such standard forms do not constitute a material portion of the Company's revenues. The Company has no oral contracts or agreements to provide services.

     4.8  Accounts Payable; Major Suppliers.

     (a) Section 4.8 of the Disclosure Schedule:

          (i) provides an accurate and complete breakdown and aging of the Company's aggregate accounts payable as of September 30, 1998; and

          (ii) provides an accurate and complete breakdown of the Company's long-term debt as of the date of this Agreement.

     4.9  Proprietary Assets.

     (a) Section 4.9 of the Disclosure Schedule sets forth each registered or material Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with Company's business.

     (b) The Company has taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Section 4.9 of the Disclosure Schedule.

     (c) All current and former consultants of the Company involved in the development of Proprietary Assets have executed an employee or consultant proprietary information and inventions agreement substantially in one of the forms attached as Exhibit C hereto. To the Knowledge of the Company, no such consultant is in violation thereof. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of owned by any Company employee, except for inventions, trade secrets or proprietary information identified in Schedule 4.9(c) of the Disclosure Schedule.

     (d) The Company has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company's Knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company.

     (e) There are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

     (f) The Proprietary Assets identified in Section 4.9 of the Disclosure Schedule constitute all of the material Proprietary Assets necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted, and the Company owns, or has the right to use, and to license others to use all such Proprietary Assets. Such ownership or right to use, and to license others to use, are, or with respect to patents to the Company's Knowledge are, free and clear of, and without liability under, all claims and right of third parties.

     4.10  Contracts.

     (a) Section 4.10 of the Disclosure Schedule lists each material Company Contract. All material Company Contracts are in writing. The Company has delivered to Verio accurate and complete copies of all material Company Contracts, including all amendments thereto.

     (b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms. Neither any Company Contract with any customer of the Company nor any material Company Contract contains any material term or provision that is extraordinary or that is not customarily found in Contracts entered into by comparable Entities.

     (c) The Company is not in default under any Company Contract, and to the Company's Knowledge: (i) no Person acting for the Company has violated or breached, or declared or committed any material default under, any Company Contract; (ii) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Company Contract,
(B) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract; and (iii) the Company has not waived any of its rights under any Company Contract.

     (d) The Company has not received any notice that any Person against which the Company has or may acquire any rights under any Company Contract is not solvent and is not able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Company.

     (e) (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

     (f) To the Knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

     (g) No Person is materially renegotiating, nor has the contractual right to materially renegotiate, any amount paid or payable to the Company under any material Company Contract or any other material term or provision of any material Company Contract.

     (h) Schedule 4.10(h) of the Disclosure Schedule identifies and provides an accurate and brief description, as of the date of this Agreement, of each proposed material Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company that would commit the Company to provide services and is outstanding.

     (i) No party to any material Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform an obligation thereunder. In addition, to the Knowledge of the Company, there is no plan, intention or indication of any contracting party to any material Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company.

     (j) The Company has all material Contracts necessary to conduct its business in the manner in which it is being conducted or is proposed to be conducted prior to the Closing.

     4.11  Compliance With Legal Requirements.

     (a) To the Knowledge of the Company, the Company is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

     (b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement.

     (c) The Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

     4.12  Governmental Authorizations.

     (a) Section 4.12 of the Disclosure Schedule identifies:

          (i) each material Governmental Authorization that is held by the Company, if any; and

          (ii) each other Governmental Authorization that, to the Knowledge of the Company, is held by any of the Company's employees and is used in connection with the Company's business.

The Company has delivered to Verio accurate and complete copies of all Governmental Authorizations identified in Section 4.12 of the Disclosure Schedule (if any), including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in
Section 4.12 of the Disclosure Schedule (if any) is valid and in full force and effect.

     (b) The Company has all Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted or is proposed to be conducted prior to the Closing, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

     4.13  Tax Matters.

     (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis, or the Company has established adequate reserves therefor (identified as such) in the Financial Statements. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

     (b) Section 4.13(b) of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Company Returns"). All Company Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to Verio accurate and complete copies of Company Returns filed by the Company.

     (c) The Company's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements, and the Company's liability for unpaid Taxes for all periods or partial periods through the Closing Date will not exceed such accruals, adjusted for operations in the Ordinary Course of Business after the date of the Unaudited Interim Balance Sheet.

     (d) Section 4.13(d) of the Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to Verio accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

     (e) No claim or other Proceeding is pending or to the Company's Knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 28OG or Section 162(m) of the Code.

     (g) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (h) The Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     (i) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

     4.14  Employee and Labor Matters.

     (a) The organization chart included in the Disclosure Schedule is complete and accurate as of the date of this Agreement.

     (b) Schedule 4.14(b) of the Disclosure Schedule contains a list of individuals who are currently performing services for the Company in connection with the development of Proprietary Assets and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

     (c) There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company; and Section 4.14(c) of the Disclosure Schedule accurately describes any such benefits.

     (d) The Company is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract. The Company has terminated all employment agreements to which it has been a party or by which it or any of its subsidiaries was bound, and has no obligation to make any additional payments with respect to such terminations, and is not otherwise obligated in any way with respect to such terminations. The Company has delivered to Verio copies of all written agreements relating to such terminations.

     (e) The employment of each of the Company's employees is terminable by the Company at will. The Company has delivered to Verio accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of the current and former employees of the Company.

     (f) The Company has not received any notice that any key employee of the Company intends to terminate his or her employment with the Company, and the Company does not have a present intention to terminate the employment of any employee.

     (g) To the Knowledge of the Company (but with no investigation), no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company, or (B) the Company's business or operations.

     (h) To the Company's Knowledge, the Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     4.15  Benefit Plans; ERISA.

     (a) Section 4.15 of the Disclosure Schedule provides a true and complete list of each Current Benefit Plan maintained by the Company and each Past Benefit Plan maintained by the Company. The Company has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to, and does not maintain, sponsor, contribute to or participate in, any Employee Benefit Plan, except for the Company Plans identified in Section 4.15 of the Disclosure Schedule; and the Company has never provided or made available any fringe benefit or other benefit of any nature to any of its employees, whether or not the value of such benefit is includable in the recipient's gross income, as determined in accordance with Section 132 of the Code or other applicable sections, or other material benefit of any nature to any of its employees, except as set forth in Section 4.15 of the Disclosure Schedule.

     (b) No Company Plan:

          (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation;

          (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA;

          (iii) is or was subject to the minimum funding standards of Section 412 of the Code, Section 4001(a)(3) of ERISA, or Section 302 of ERISA; or

          (iv) is or was a "Multi-employer Plan" as defined in Section 3(37)(A) of ERISA. There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with the Company as a single employer within the meaning of Section 414 of the Code.

     (c) The Company has delivered or made available to Verio, with respect to each Current Benefit Plan and, to the extent specifically requested by Verio, each Past Benefit Plan, a current, accurate and complete copy of such Company Plan and all other documents with respect to which the administrator of such plan would be required to provide copies pursuant to Section 104(b)(4) of ERISA including without limitation, to the extent applicable, copies of the most recent (i) IRS determination letter and any outstanding request for a determination letter, (ii) Form 5500 series Annual Return/Report that may have been prepared, in draft or final form, with respect to the Plan Year Ending December 31, 1997, whether or not such form was actually filed with the Internal Revenue Service, (iii) with respect to any pension benefit plan, a comprehensive financial statement of plan assets held in the accompanying trust and statements of financial activity in the individual participant accounts for the Plan Year Ending December 31, 1997, including the fair market value of assets as of December 31, 1997, (iv) attorney's response to auditor's request for information; (v) collective bargaining agreements or other supplemental agreements relating thereto; (vi) letter ruling and any outstanding request for a letter ruling with regard to any aspect of a Company Plan; and (vii) general notification to employees of their rights under Section 4980B(f)(6) of the Code and form of letter(s) distributed upon the occurrence of a qualifying event described in Section 4980B(f)(3) of the Code, in the case of a Company Plan that is a "group health plan" as defined in Section 4980B(g)(2) of the Code.

     (d) Each Current Benefit Plan maintained by the Company is being operated and administered in compliance with the provisions thereof, and each Company Plan maintained by the Company has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan maintained by the Company has been duly accrued and made on a timely basis, including, without limitation, any contribution that is required to satisfy the requirements of Section 401(a) et seq., as well as Sections 401(k) and 401(m) of the Code.

     (e) With respect to each Current Benefit Plan which is an employee pension benefit plan (as such term is defined in ERISA Section 3(2)) intended to qualify under Section 401(a) of the Code, the Company has received a favorable determination letter as to its qualification under the Code and, to the Company's Knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

     (f) The Company's financial statement(s) reflect all of the Company's employee benefit liabilities in a manner satisfying the requirements set forth in FASB Statement Nos. 87, 106 and 112.

     (g) Each Current Benefit Plan maintained by the Company complies and is being operated and administered in compliance with, and each Company Plan maintained by the Company has at all times complied and been operated and administered in compliance with, all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. The Company has never incurred any Liability to the Internal Revenue Service nor any other Governmental Body with respect to any Company Plan maintained by the Company; and no event has occurred, and, to the Company's Knowledge, no condition or circumstance exists, that likely would (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. To the Company's Knowledge, neither the Company nor any Person that is or was an administrator or fiduciary of any Company Plan maintained by the Company, has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or likely would subject the Company to any Liability for breach of any fiduciary duty or any other duty. There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending with respect to any Company Plan, or to the Knowledge of the Company, threatened, and the Company has no Knowledge of any facts which would give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).

     (h) Since December 31, 1997, no Company Plan maintained by the Company has been or will be (i) terminated by Company, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder, or (iii) amended in any manner which would materially increase the cost to the Company or Verio or any Person of maintaining such Company Plan.

     (i) With respect to any Company Plan maintained by the Company which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)) (a "Welfare Benefit Plan"): (i) each such Welfare Benefit Plan which is intended to meet the requirement for tax favored treatment under Subchapter B of Chapter 1 of the Code meets all such requirements; (ii) there is no disqualified benefit (as such term is defined in Section 4976(b) of the Code); (iii) each and every Welfare Benefit Plan which is a group health plan (as such term is defined in Section 4980B(g)(2)) complies with, and in each and every case has complied with, the applicable requirements of Code Section 4980B; and (iv) each such Welfare Benefit Plan (including any plan covering former employees of Company) may be amended or terminated by the Company or Verio on or at any time after the Closing Date.

     4.16 Environmental Matters. The Company is and, to the Knowledge of the Company, has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Premises occupied or controlled by the Company on or at any time prior to the Closing Date, other than common household and office products in de minimis quantities. To the Knowledge of the Company: (a) there are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Leased Premises, (b) there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law, and (c) no former owner or user of the Leased Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Premises.

     4.17  Sale of Products; Performance of Services.

     (a) The Company will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Company on or at any time prior to the Closing Date, other than normal warranty claims.

     (b) No customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any services performed by the Company, other than normal warranty claims in the Ordinary Course of Business, the costs of which in the aggregate are not material. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

     (c) The Company believes that its quality control program is adequate.

     4.18  Insurance.

     (a) The Company believes that it maintains insurance that it is adequate and customary for like companies. The Company currently has in force the insurances indicated on the insurance certificate attached to Section 4.18 of the Disclosure Schedule.

     (b) Each of the insurance policies carried by the Company is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure the Company's business, assets, operations, key employees, services and potential liabilities and comply with all insurance coverage requirements of Company Contracts.

     (c) There is no pending claim under or based upon any of the Company's insurance policies, and to the Company's Knowledge no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     (d) The Company has not received:

          (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the Company's insurance policies or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

          (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the Company's insurance policies; or

          (iii) any indication that the issuer of any of the Company's insurance policies may be unwilling or unable to perform any of its obligations thereunder.

     4.19  Proceedings; Orders.

     (a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding:

          (i) that involves the Company or that otherwise relates to or likely would affect the Company's business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

     (b) The Company has delivered to Verio accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.19 of the Disclosure Schedule.

     (c) There is no Order expressly applicable to the Company or any of the assets owned or used by the Company.

     (d) To the Knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     (e) There is no Order or, to the Knowledge of the Company, proposed Order (other than any proposed Order that would be applicable generally to the Internet connectivity industry) that, if issued or otherwise put into effect,
(i) likely would have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements, or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

     4.20 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Articles of Incorporation or Bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's Board of Directors or any committee of the Company's Board of Directors;

     (b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject (assuming approval by the shareholders of the Company);

     (c) cause the Company to become subject to, or to become liable for the payment of, any Tax;

     (d) cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

     (e) to the Knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

     (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any of the Company Contracts;

     (g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

     (h) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions.

     (i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

The Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the date hereof, all such filings, notices and Consents have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the Closing, all of which shall be made, given or obtained within the time required therefor.

     4.21 Brokers. The Company has not agreed or become obligated to pay, or taken any action that likely would result in any Person, other than Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions. Copies of the engagement letters for Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated have been provided to Verio.

     4.22  Full Disclosure.

     (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Company or any of the Shareholders not misleading. To the extent any representation or warranty permits omission of items otherwise required to be discussed because they are not material or do not or would not have a material adverse effect on the Company, such omissions in the aggregate will not and do not have a material adverse effect on the Company.

     (b) The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") in connection with its proposed initial public offering (collectively, the "Company S-1"), and has previously furnished or made available to Verio true and complete copies of the Company S-1 (including any exhibits thereto) and will promptly deliver to Verio any other filings by the Company with the SEC filed between the date hereof and the Effective Time (collectively with the Company S-1, the "Company SEC Filings"), and any comments or requests received from the SEC in connection therewith. None of such Company SEC Filings, as of their respective dates (as amended through the date hereof), contained or, with respect to the Company SEC Filings filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to the Company SEC Filings filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If applicable, each of the balance sheets (including the related notes) included in the Company SEC Filings fairly presents the consolidated financial position of the Company and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of the Company and its subsidiaries for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved.

     (c) The information relating to the Company and its subsidiaries and the Shareholders to be contained in the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.23 Powers of Attorney. The Company has not given a power of attorney to any Person.

     4.24 Securities Law Compliance. The Company has complied with all federal and state securities laws in connection with all offers and sales of securities issued by the Company prior to the date of this Agreement. The Company has not heretofore granted any other purchaser of its securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

     4.25 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute is applicable to the Company in connection with the Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.

     4.26 Voting Arrangements. There are no outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings to which the Company is a party or, to the Knowledge of the Company, to which any other Person is a party, relating to the voting of any shares of the capital stock of the Company, other than the Voting Agreements.

     4.27 Financial Projections. The Company's projections as heretofore provided to Verio have been prepared by the Company based on the Company's good faith estimates (based on reasonable investigation) of the projected financial performance of the Company following the Closing (without reference to any changes to the Company's operating plan, expense structure or sales and marketing that may be instituted by Verio after the Closing) and based on these and other assumptions set forth therein, which assumptions the Company believes are reasonable. The Company has concluded after reasonable investigation that the assumptions and conclusions of the Company's projections constitute reasonable estimates of the Company's performance, but such estimates are no guarantee of actual performance.

     4.28 Ownership of Shares of Verio Common Stock. As of the date hereof, neither Company nor, to its Knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Verio Common Stock, except for shares of Verio Common Stock in the aggregate representing less than 1% of the outstanding shares of Verio Common Stock.

                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF VERIO AND MERGER SUB

     Except as set forth in the disclosure letter delivered to the Company at or prior to the execution of this Agreement ("Verio Disclosure Schedule"), Verio and Merger Sub represent and warrant to the Company as follows:

     5.1  Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

     (a) Verio is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or is to be a party. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or is to be a party.

     (b) The execution, delivery and performance of each of the Transactional Agreements to which it is or is to be a party have been duly authorized by all necessary action on the part of each of Verio and Merger Sub and their respective Boards of Directors.

     (c) Each of the Transactional Agreements to which it is or is to be a party constitutes the legal, valid and binding obligation of Verio and Merger Sub, as the case may be, enforceable against Verio and Merger Sub, as the case may be, in accordance with its terms.

     5.2 Proceedings; Orders. There is no pending Proceeding, and to Verio's Knowledge no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There is no Order that likely would, or, to the Knowledge of Verio, proposed Order that if issued or otherwise put into effect likely would, have an adverse effect on Verio's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of Verio or Merger Sub to comply with or perform any covenant or obligation under this Agreement, or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the other Transactional Agreements to which Verio or Merger Sub, as the case may be, is or is to be a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of Verio's or Merger Sub's Certificate or Articles of Incorporation or Bylaws, or (ii) any resolution adopted by Verio's or Merger Sub's stockholders, Verio's or Merger Sub's Board of Directors or any committee of Verio's or Merger Sub's Board of Directors;

     (b) to Verio's Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Verio or Merger Sub, or any of the assets owned or used by Verio or Merger Sub, is subject; or

     (c) contravene, conflict with or result in a violation or breach of, or result in a material default under, any of Verio's material agreements for borrowed money, including bond indentures.

     With the exception of the filing of the Agreement of Merger in the State of California and any necessary filings pursuant to federal and state securities and antitrust laws, Verio and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     5.4 Brokers. Verio has not agreed or become obligated to pay, and has not taken any action that likely would result in any Person, other than Lazard Freres & Co. LLC, claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions. Verio shall be responsible for the payment of such amounts to Lazard Freres & Co. LLC.

     5.5 Financial Capacity. Verio has the capacity and financial capability to comply with and perform all of its covenants and obligations under each of the Transactional Agreements, on the terms and subject to the conditions of this Agreement.

     5.6  Full Disclosure; SEC Reports.

     (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of Verio and Merger Sub not misleading with respect to Verio or Merger Sub. The Registration Statement and the Proxy Statement/Prospectus (to the extent information is provided by Verio) and any amendment thereto do not contain, and will not contain, any untrue statement of a material fact and do not omit, and will not omit, to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     (b) As of the date of this Agreement, Verio has provided the Company and the Company's Representatives with full and complete access to all of Verio's records and other documents and data requested by them.

     (c) Verio has filed all reports required to be filed with the SEC pursuant to the Exchange Act since May 12, 1998 (all such reports and amendments thereto, collectively, the "Verio SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all Verio SEC Reports filed with respect to periods beginning after May 12, 1998 (including any exhibits thereto) and will promptly deliver to the Company any Verio SEC Reports filed between the date hereof and the Effective Time. None of such Verio SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to Verio SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to Verio SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Verio SEC Reports fairly presents the consolidated financial position of Verio and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of Verio and its subsidiaries for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (i) normal year end adjustments which would not in the aggregate be material in amount or effect and
(ii) the permitted exclusion of all footnotes that would otherwise be required by GAAP.

                                   ARTICLE 6

                  PRE-CLOSING PERIOD COVENANTS OF THE COMPANY

     6.1 Access and Investigation. The Company shall ensure that, at all times during the Pre-Closing Period:

     (a) The Company and its Representatives provide Verio and its Representatives with free and complete access, at reasonable times and with reasonable notice from Verio to the Company, to all of the Company's premises and assets, to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and to responsible officers and employees of the Company, and the Company and its Representatives provide Verio and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company as Verio may request in good faith;

     (b) The Company and its Representatives compile and provide Verio and its Representatives with such additional financial, operating and other data and information regarding the Company as Verio may request in good faith; and

     (c) The Company and its Representatives confer regularly (not less than semi-monthly and as Verio may otherwise request) with Verio concerning operational matters and otherwise report regularly (not less than semi-monthly and as Verio may otherwise request) to Verio and discuss with Verio and its Representatives concerning the status of the Company's business, condition, assets, liabilities, operations, financial performance and prospects, and promptly notify Verio of any material change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, or any event reasonably likely to lead to any such change.

     6.2 Operation of Business. The Company shall ensure that, during the Pre-Closing Period:

     (a) The Company conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

     (b) The Company uses its Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

     (c) The Company keeps in full force all insurance policies identified in
Section 4.18 of the Disclosure Schedule;

     (d) The Company immediately notifies Verio in writing of any inquiry, proposal or offer from any Person relating to any Acquisition Proposal;

     (e) The Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except with respect to the repurchase of shares of Company Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

     (f) The Company does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of Company Common Stock pursuant to option grants to employees made in the ordinary course of business;

     (g) The Company does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any transaction related to an Acquisition Proposal or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (h) The Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

     (i) The Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

     (j) The Company does not change any of its methods of accounting or accounting practices in any respect;

     (k) The Company does not make any Tax election;

     (l) The Company does not commence any Proceeding;

     (m) The Company does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Liability or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

     (n) The Company pays all debts and Taxes, and pays or performs all other obligations, when due;

     (o) The Company does not transfer to any Person any Proprietary Asset, other than in the Ordinary Course of Business;

     (p) The Company does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

     (q) The Company does not pay, discharge or satisfy, in any amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or which Verio has consented to in writing;

     (r) The Company does not hire any new director level or officer-level employee;

     (s) The Company gives all notices and other information (including any notices and information required based on any instructions of Verio related to post-Closing operations) required prior to the Closing to be given to the employees of the Company and any applicable Governmental Body under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the Transactions;

     (t) The Company does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

     (u) Except as otherwise contemplated hereunder, the Company does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

     (v) The Company does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement or in any of the other Transactional Agreements.

     6.3  Filings and Consents; Cooperation. The Company shall ensure that:

     (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is made or given as soon as possible after the date of this Agreement;

     (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Section 4.20 of the Disclosure Schedule), is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

     (c) The Company promptly delivers to Verio a copy of each filing made, each notice given and each Consent obtained by the Company during the Pre-Closing Period; and

     (d) During the Pre-Closing Period, the Company and its Representatives cooperate with Verio and Verio's Representatives, and prepare and make available such documents and take such other actions as Verio may request in good faith, in connection with any filing, notice or Consent that Verio is required or elects to make, give or obtain.

     6.4  Notification; Updates to Disclosure Schedule.

     (a) During the Pre-Closing Period, the Company shall promptly notify Verio in writing of:

          (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement or any of the other Transactional Agreements;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Verio) and that would cause or constitute a Breach of any representation or warranty made by the Company or any of the Shareholders in this Agreement or any of the other Transactional Agreements if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

          (iii) any Breach of any covenant or obligation of the Company; and

          (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or
     Section 9.2 impossible or unlikely.

     (b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 6.4(a) requires any material change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company shall promptly deliver to Verio an update to the Disclosure Schedule specifying such change (a "Disclosure Schedule Update"); provided, however, that no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Shareholders in this Agreement or any of the other Transactional Agreements, or (ii) determining whether any of the conditions set forth in Article 9 has been satisfied, unless the specific updated information has been consented to by Verio in writing as a waiver of such inaccuracy or determination.

     (c) The Company will promptly update any relevant and material information provided to Verio after the date hereof pursuant to the terms of this Agreement.

     6.5 Payment of Indebtedness by Related Parties. Except as otherwise provided in Section 6.5 of the Disclosure Schedule, the Company shall cause all indebtedness and other Liabilities of each Related Party to the Company to be discharged and paid in full at or prior to the Closing (which may include payment from net cash proceeds received by a Related Party with respect to the conversion of shares of Company Common Stock in the Merger).

     6.6 No Negotiation or Solicitation. The Company shall ensure that neither the Company nor any of the Company's Representatives directly or indirectly, from the date hereof until the earlier of termination of this Agreement or consummation of the Merger, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (b) consider the merits or engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their Representatives relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) any securities of the Company, or any rights to acquire, or other instruments convertible into, securities of the Company, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) the Company or any subsidiary, or
(x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). The Company will notify Verio orally (within one business day) and in writing (as promptly as practicable) if any such

Acquisition Proposals (including the identity of the persons making such proposals and the terms of such proposals) are received and furnish to Verio a copy of any written proposal relating thereto.

     6.7 Best Efforts. During the Pre-Closing Period, the Company shall use its commercially reasonable Best Efforts to cause the conditions set forth in
Section 9.1 and Section 9.2 to be satisfied on a timely basis and so that the Closing can take place on January 1, 1999 or as soon thereafter as is reasonably practical, in accordance with Section 3.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of the Company or the Shareholders set forth in this Agreement or any of the other Transactional Agreements becoming untrue, or in any of the conditions of Closing set forth in Section 9.1 or Section 9.2 not being satisfied.

     6.8 Confidentiality; Publicity. The Company shall use its commercially reasonable Best Efforts to ensure that, during the Pre-Closing Period:

     (a) the Company and its Representatives keep strictly confidential the existence and terms of this Agreement and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the letter agreement by and between Verio and the Company, dated as of July 15, 1998 (the "Nondisclosure Agreement"); and

     (b) neither the Company nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions;

except in each case to the extent that the Company is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if the Company is required by law to make any such disclosure, the Company advises Verio, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

     6.9 FIRPTA Certification. The Company shall furnish to Verio on or within thirty days prior to the Closing Date certification in the form required by Treasury Regulation ss. 1.1445-2(c)(3) that the stock of the Company is not a U.S. real property interest. In addition, simultaneously with delivery of such certification, the Company shall have provided Verio, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Verio to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

     6.10 Proprietary Information and Inventions Agreements. On or prior to Closing, the Company shall enter into Proprietary Information and Inventions Agreements, substantially in the form attached as Exhibit C-1 or C-2 hereto or in such other form as Verio may approve, with all of the Company's employees and consultants, except for such employees and consultants as shall have previously entered into a form of such agreement reasonably acceptable to Verio.

     6.11 Letters of the Company's Auditors. The Company shall use its Best Efforts to cause to be delivered to Verio at or prior to the date two business days prior to the Closing a letter of PricewaterhouseCoopers LLP (the "Company Auditors"), the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Verio, in form and substance reasonably satisfactory to Verio, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (the "Accounting Comfort Letter"). The Company shall use its Best Efforts to cause to be delivered to Verio an update, dated the Closing Date, of the letter of the Company Auditors described in the preceding sentence.

     6.12 Reports of Company Transaction Expenses. At or prior the date two business days prior to the Closing, the Company shall provide Verio with: (i) final invoices from every law firm, investment banking firm and accounting firm that has provided services to or on behalf of the Company in connection with the Merger or any of the other Transactions, and including the Company's proposed initial public offering; (ii) final statements for any other expenses related to the Merger and the other Transactions, and including the Company's proposed initial public offering, that are includable in Company Transaction Expenses; and (iii) a written representation on behalf of the Company by the Chief Executive Officer of the Company that the foregoing invoices and statements constitute all of the expenses includable in Company Transaction Expenses, which representation shall be included in the Company Closing Certificate. Such sums will be paid by the Company at the Closing.

     6.13  Affiliates.

     (a) The Company shall deliver to Verio a list identifying all Persons ("Affiliates"), if any, who at the time the Merger is submitted for approval to the shareholders of the Company, may be deemed "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its Best Efforts to cause each Affiliate to deliver to Verio, on or prior to December 15, 1998, a written agreement ("Affiliate Agreement"), in the form of Exhibit D hereto.

     (b) The Company shall promptly advise Verio if any Person becomes or ceases to be an Affiliate.

     6.14 Takeover Statutes. If any Takeover Statute shall become applicable to any of the Transactions, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the other Transactions may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the Transaction.

     6.15 Bank Accounts. Promptly after the date hereof, the Company will deliver to Verio a written statement which accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

     (a) the name and location of the institution at which such account is maintained;

     (b) the name in which such account is maintained and the account number of such account;

     (c) a description of such account and the purpose for which such account is used;

     (d) the then current balance in such account;

     (e) the rate of interest then being earned on the funds in such account;
and

     (f) the names of all individuals authorized to draw on or make withdrawals from such account.

     6.16 Supplier Information. Promptly following the date hereof, the Company shall provide Verio with a written statement that accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $500,000 from the Company in the fiscal year ended December 31, 1997 or the period from January 1, 1998 to September 30, 1998 (on an annualized basis), other than amounts paid to employees or consultants and described in Section 4.14 of the Disclosure Schedule.

     6.17  Employee Information.

     (a) Promptly following the date hereof, the Company will deliver to Verio a written statement showing, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

          (i) the name of such employee and the date as of which such employee was originally hired by the Company;

          (ii) such employee's title;

          (iii) such employee's annualized compensation as of the date of this Agreement;

          (iv) each Current Benefit Plan in which such employee participates or is eligible to participate; and

          (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company's business.

     6.18  Insurance Information.

     (a) Promptly following the Closing, the Company will deliver to Verio a written statement stating, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

          (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

          (ii) whether such policy is a "claims made" or an "occurrences" policy;

          (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

          (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

          (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Such statement shall also identify (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company also shall deliver to Verio accurate and complete copies of all of its insurance policies (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

     6.19 Company Accruals and Reserves. Prior to the Closing Date, the Company shall review and, to the extent determined necessary or advisable and requested in writing by Verio, consistent with GAAP, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of Company's business following the Merger and (b) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a mutually satisfactory basis with those of Verio. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 6.19. The parties further agree that no such modifications or changes made at the written request of Verio shall constitute a Breach of any obligation or representation or warranty or covenant of the Company hereunder by virtue of the Company's compliance with such Verio request or by virtue of the Company's making such changes.

     6.20 Termination of Employment Agreements. Prior to or on the Closing Date, the Company shall cause the termination of each of the employment agreements between the Company and each of the Company Specified Officers, in each case in such a manner that the Company will not be required to make any payments or otherwise bear any liability, before or after the Closing, with respect to "excess parachute payments" within the meaning of Section 280G of the Code.

     6.21 Subsidiary and other Equity Interests. During the Pre-Closing Period, the Company shall use its Best Efforts to obtain definitive evidence, consistent with applicable local custom and Legal Requirements, with respect to its ownership interests in the Entities in which the Company holds equity interests, as disclosed in Section 4.1(f) of the Disclosure Schedule.

                                   ARTICLE 7

                     PRE-CLOSING PERIOD COVENANTS OF VERIO

     7.1 Notification. During the Pre-Closing Period, Verio shall promptly notify the Company in writing of:

     (a) the discovery by Verio of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Verio in this Agreement or any of the other Transactional Agreements;

     (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of the Company) and that would cause or constitute a Breach of any representation or warranty made by Verio or Merger Sub in this Agreement or any of the other Transactional Agreements if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

     (c) any Breach of any covenant or obligation of Verio or Merger Sub; and

     (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or Section 9.3 impossible or unlikely.

     7.2 Best Efforts. During the Pre-Closing Period, Verio shall use its commercially reasonable Best Efforts to cause the conditions set forth in
Section 9.1 and 9.3 to be satisfied on a timely basis and so that the Closing can take place on January 1, 1999 or as soon thereafter as is reasonably practical, in accordance with Section 3.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or Verio set forth in this Agreement or in any other Transactional Agreement becoming untrue or in any of the conditions of closing set forth in Section 9.1 or Section 9.3 not being satisfied.

     7.3 Confidentiality; Publicity. Verio shall use its commercially reasonable Best Efforts to ensure that, during the Pre-Closing Period:

     (a) Verio and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Transactions and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the Nondisclosure Agreement; and

     (b) neither Verio nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions;

except, in each case, to the extent that Verio is required by law to make any such disclosure regarding the Transactions or as otherwise agreed by the parties; provided, however, that if Verio is required by law to make any disclosure regarding the Transactions, Verio advises the Company in writing, at least five business days before making such disclosure, if reasonably practical, of the nature and content of the intended disclosure.

     Notwithstanding the foregoing, Verio and the Company shall cooperate to make a joint announcement and issue a press release with respect to the execution of this Agreement at or promptly following the execution hereof.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1  Proxy Statement/Prospectus.

     (a) Verio has prepared a document (the "Proxy Statement/Prospectus") to be used as a Proxy Statement with respect to the solicitation by the Company Board of Directors of the vote of the outstanding shares of Company Common Stock and by Verio as part of a Registration Statement on Form S-4 under the Securities Act and as a prospectus with respect to the shares of Verio Common Stock to be issued in connection with the Closing pursuant to Section 3.1. Verio has filed the Proxy Statement/Prospectus with the SEC, and will respond to any comments of the SEC with respect thereto as promptly as reasonably practical. Such document, as filed by Verio under the Securities Act in connection with the registration of the shares of Verio Common Stock to be issued in the Merger, is referred to herein as the "Registration Statement."

     (b) The Company shall cooperate fully, and shall cause the Shareholders to cooperate fully, with Verio in the preparation of the Proxy Statement/Prospectus. In furtherance of the foregoing, the Company shall provide Verio with all information concerning the Company and the holders of its capital stock and shall take such other action as Verio may reasonably request in connection with such document and the issuance of shares of Verio Common Stock.

     (c) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC such amendment or supplement.

     8.2  Company Shareholder Approval.

     (a) The Company, acting through its Board of Directors, shall, in accordance with the requirements of applicable law and the Company's Articles of Incorporation and Bylaws:

          (i) cause the Proxy Statement/Prospectus to be mailed to the Company shareholders promptly upon the effectiveness thereof and duly call, give notice of, convene and hold as soon as practicable a meeting (or solicit an action by written consent in lieu thereof) of its shareholders for the purpose of voting to approve and adopt this Agreement and the other Transactional Agreements, to the extent required in accordance with Legal Requirements, and use its Best Efforts to obtain such shareholders' approval; and

          (ii) recommend approval and adoption of this Agreement and the other Transactional Agreements by the shareholders of the Company, to the extent required in accordance with Legal Requirements, which recommendation shall be included in the Proxy Statement/Prospectus.

     (b) If requested by Verio, the Company shall, in addition to calling a meeting of the Company shareholders as provided above, seek the approval and adoption of this Agreement and the other Transactional Agreements by written consent promptly following the effectiveness of the Proxy Statement/Prospectus.

     (c) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform Verio and will mail to the Company's shareholders such amendment or supplement.

     8.3  Reserved.

     8.4 Nasdaq National Market. Verio shall notify the Nasdaq National Market of the listing of the shares of Verio Common Stock to be issued pursuant to the Merger.

     8.5 Antitrust Laws. Each of the Company and Verio has made all filings and submissions required to be made by it under the HSR Act in connection with the Transactions. Subject to Sections 6.8 and 7.3 hereof, the Company will furnish to Verio, and Verio will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Sections 6.8 and 7.3 hereof, the Company will provide Verio, and Verio will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Body or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions, except to the extent that Verio or the Company is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

     8.6 Certain Employee Benefit Plans Matters. The Company shall take no action from and after the date hereof to deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations.

     8.7 Integration Matters. The Company and Verio will work cooperate in good faith to identify and, to the extent practicable, resolve matters regarding the orderly integration of their respective operations, including matters relating to acceptable positions with Verio for key management personnel of the Company, and the retention of other Company employees who will remain after the Merger. The Company and Verio will work together to facilitate the development of a plan for the transition to common network and back office systems, to the extent consistent with antitrust laws.

     8.8  Stock Options and Warrants.

     (a) The Company hereby confirms to Verio that:

          (i) all the Company Stock Options under all the Company stock option plans shall carry over and become options to acquire Verio Common Stock; and

          (ii) the Company's Board of Directors shall not cause such options vesting or exercisability to be accelerated unless and except to the extent that such acceleration is automatic under the terms of the applicable agreement.

     (b) As of the Effective Time, all options ("Company Stock Options") and warrants to purchase Company Common Stock, and all securities convertible into Company Common Stock, which are outstanding and not expired as of the Effective Time, shall be assumed by Verio and converted into options or warrants to purchase, or securities convertible into, such shares of Verio Common Stock as the holder thereof would have received in the Merger had such option, warrant or security been exercised or converted prior to the Effective Time (and had the entire Per Share Price for the Company Common Stock resulting from such exercise or conversion been paid in the form of Verio Common Stock based upon a Verio Common Stock price of $16.00), at an aggregate purchase price equal to the aggregate purchase price applicable prior to such conversion; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code to the effect that the number of shares shall be rounded down to the nearest whole share and the exercise price shall be rounded up to the nearest penny. Except as provided above, the converted stock options, warrants or convertible securities, as the case may be, shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the stock options, warrants or convertible securities, as the case may be, immediately prior to the Effective Time.

     (c) No such option, warrant or convertible security shall be converted into a stock option, warrant or convertible security to purchase a partial share of Verio Common Stock.

     (d) The consummation of the Merger shall not be treated as a termination of employment for purposes of such stock options, warrants or convertible securities.

     (e) Verio agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to the Registration Statement, in order to register the shares of Verio Common Stock issuable upon exercise of the aforesaid converted Company Stock Options.

     8.9 Expenses. Except for adjustments to the Aggregate Transaction Value as provided in Section 3.1 with respect to Excess Company Transaction Expenses, all costs and expenses incurred in connection with this

Agreement and the Transactional Agreements and the transactions contemplated hereby and thereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except as otherwise provided herein or in the Transactional Agreements.

     8.10  Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings and to obtain from each natural person who owns of record any shares of the capital stock of any subsidiary of the Company a power of attorney, in form acceptable to Verio and its counsel, appointing one or more representatives of Verio as attorney in fact for such Person, effective as of the Effective Time, for purposes of executing any reports and taking any other actions required to transfer record ownership of such shares to such Entity as Verio shall determine. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Verio and the Company (or of the Surviving Corporation on behalf of the Company) shall take all such necessary action.

     (b) Verio and the Company each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     (c) For a period of 3 years after the Closing, Verio shall maintain, with respect to claims arising from facts or events which occurred before the Closing, officers' and directors' liability insurance covering the directors and officers of the Company who are currently covered (in their capacities as officers and directors of the Company or any of its subsidiaries) by the Company's existing officers' and directors' liability insurance policy (a copy of which has been provided to Verio), on terms substantially no less advantageous to such officers and directors than such existing insurance; provided, however, that Verio shall not be required to expend an amount per annum to maintain such coverage in excess of 150% of the current annual policy premiums payable by the Company with respect to its directors' and officers' liability insurance coverage. Subject to, and to the extent required by, the preceding sentence, Verio shall continue the Company's current officers' and directors' liability insurance or shall provide such substantially similar insurance as the Company may reasonably agree.

     (d) Verio's Board of Directors shall take all action necessary to cause one person specified by the Company and reasonably acceptable to Verio to be designated to serve on the Board of Directors of Verio effective at the Effective Time. Such designation by the Company shall be made prior to the date of the mailing of the Proxy Statement/Prospectus to the shareholders of the Company. Such designee may be appointed to serve on the Board of Directors of Verio either by means of a stockholder vote or by means of appointment by the Board of Directors to fill any vacancy that may exist in Verio's Board of Directors.

                                   ARTICLE 9

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger and to take the other actions required to be taken by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by both the Company and Verio, in whole or in part):

     (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

     (c) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance or trading of the Verio Common Stock to be issued to Company shareholders in connection with the Merger shall have been received.

     (d) The shares of Verio Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

     (e) This Agreement and the Transactions shall have been approved and adopted by the favorable vote of a majority of the shares of the outstanding capital stock of the Company entitled to vote thereon at a shareholders meeting at which a quorum is present in accordance with Legal Requirements.

     (f) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

     (g) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Verio or its subsidiaries or the Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Merger.

     9.2 Additional Conditions to Verio's and Merger Sub's Obligation to Consummate the Merger. Verio's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by Verio and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Verio, in whole or in part):

     (a) All of the representations and warranties made by the Company and each of the Shareholders in this Agreement and the other Transactional Agreements (considered collectively) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the

Closing Time (without giving effect to any Disclosure Schedule Update) (other than any such inaccuracies resulting from actions taken at the written request of or with the written consent of Verio).

     (b) The Company or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by the Company or any of the Shareholders, as the case may be, pursuant to Section 4.22 and Article 6, except as Verio has otherwise consented in writing.

     (c) Each of the members of the Company's management listed on Schedule 1 shall have executed and delivered to Verio a lock-up letter in the form of Exhibit E hereto.

     (d) Each of the employees of the Company specified on Schedule 2 shall have executed and delivered to Verio a Noncompetition and Nonsolicitation Agreement in the form of Exhibit F hereto, with such changes to Section 3 thereof as may be agreed between each such employee and Verio.

     (e) All of the other covenants and obligations that the Company or any Shareholder is required to comply with or to perform pursuant to this Agreement or any other Transactional Agreement at or prior to the Closing (considered collectively) shall have been duly complied with and performed in all material respects.

     (f) Each individual that has executed a Voting Agreement shall have entered into a Registration Rights Agreement with Verio.

     (g) Each of the Consents identified or required to have been identified in
Section 4.20 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on the Company.

     (h) There shall not have been any material adverse change in the Company's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

     (i) In addition to the documents required to be received under this Section 9.2, Verio shall also have received the following documents:

          (i) the opinion letter from Fenwick & West LLP, counsel to the Company, dated the Closing Date, in the form attached as Exhibit H;

          (ii) a certificate (the "Company Closing Certificate"), dated the Closing Date, duly executed by the Company, (1) certifying that (A) each of the representations and warranties made by the Company or any Shareholder in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that the Company or any Shareholder is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.2 has been satisfied in all respects, and (2) providing the information required by
     Section 6.12;

          (iii) duly executed Affiliate Agreements from each Affiliate of the Company;

          (iv) copies of resolutions of the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions, and copies of resolutions of the meeting of shareholders of the Company (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions;

          (v) good standing certificate for the States of California and Florida;

          (vi) the updated capitalization information for the Company required by Section 4.3(a), certified as true and correct by an executive officer of the Company; and

          (vii) such other documents as Verio may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company or any Shareholder, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in
     Section 9.1 or this Section 9.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     (j) Since the date of this Agreement, there shall not have been commenced or threatened against Verio, or against any Person affiliated with Verio, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or any of the Transactional Agreements or having a material adverse effect on the Company.

     (k) No Person shall have made or threatened any claim asserting that such Person (i) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (ii) may be entitled to all or any portion of the consideration to be issued in connection with the Merger pursuant to Section 3.1.

     (l) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Verio or any Person affiliated with Verio to suffer any material adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

     (m) Each Person (other than Verio and Merger Sub) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

     (n) Verio shall have received from the Company the reports of Company Transaction Expenses required to be delivered pursuant to Section 6.12.

     (o) The holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, dissenters' rights.

     (p) Each of the Company's employees and consultants shall have entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit C-1 or C-2 hereto or such other form as shall have been provided to and approved by Verio.

     (q) Each of the employment agreements between the Company and the Company Specified Officers shall have been terminated as required by Section 6.20, and Verio shall be satisfied in its reasonable discretion that there are no Company employee benefit plans, arrangements, agreements or understandings that would, whether upon the closing of the Merger or otherwise in connection with the Merger (including after the passage of time and the taking of any action such as the termination of an employee), constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     (r) Verio, since the date of this Agreement, shall have raised such additional financing, on terms and conditions satisfactory to Verio in its sole discretion, to allow it to fulfill its obligations under this Agreement with respect to the conversion of shares of Company Common Stock as provided in
Section 3.1.

     9.3 Additional Conditions to the Company's Obligation to Consummate the Merger. The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     (a) All of the representations and warranties made by Verio and Merger Sub in this Agreement (considered collectively) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Time.

     (b) The Company shall have received the following documents:

          (i) a certificate (the "Verio Closing Certificate"), dated the Closing Date, duly executed by Verio, certifying that (A) each of the representations and warranties made by Verio and the Merger Sub in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that Verio or the Merger Sub is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.3 has been satisfied in all respects; and

          (ii) such other documents as the Company may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Verio and Merger Sub, (B) evidencing the compliance by Verio and Merger Sub with, or the performance by Verio and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in this Article 9, or (D) otherwise facilitating the consummation or performance of any of the Transactions.

     (c) All of the covenants and obligations that either Verio or Merger Sub is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively) shall have been duly complied with and performed in all material respects.

     (d) Verio shall have executed an delivered a Registration Rights Agreement to each individual that has executed and delivered to Verio a Voting Agreement.

     (e) Subject to the terms and conditions of this Agreement, Verio and Merger Sub shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

     (f) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Shareholders to suffer any material adverse consequences under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

     (g) There shall not have been any material adverse change in Verio's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement; provided, however, that a decrease in the trading price of Verio Common Stock shall not of itself be considered a material adverse change.

     (h) The person designated by the Company as a member of the Verio Board of Directors pursuant to Section 8.10(d) shall have been appointed to the Verio Board of Directors (if so designated), effective at the Effective Time.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

     (a) by mutual written consent of Verio and the Company;

     (b) by Verio if (i) there is a material Breach of any covenant or obligation of the Company or any of the Shareholders, or (ii) Verio reasonably determines that the timely satisfaction of any condition set forth in Section
9.1 or 9.2 has become impossible or impractical (other than as a result of any failure on the part of Verio to comply with or perform its covenants and obligations under this Agreement);

     (c) by the Company if (i) there is a material Breach of any covenant or obligation of Verio or Merger Sub, or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Section 9.1 or 9.3 has become impossible or impractical (other than as a result of any failure on the part of the Company or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

     (d) by Verio if the Closing has not taken place on or before February 28, 1999 (other than as a result of any failure on the part of Verio or Merger Sub to comply with or perform its covenants and obligations under this Agreement);

     (e) by the Company if the Closing has not taken place on or before February 28, 1999 (other than as a result of the failure on the part of the Company or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

     (f) by either Verio or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all reasonable efforts to remove such order, decree or ruling; or

     (g) by Verio, upon written notice to the Company, if any approval of the shareholders of the Company required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof.

     10.2 Termination Procedures. If Verio wishes to terminate this Agreement pursuant to Section 10.1, Verio shall deliver to the Company a written notice stating that Verio is terminating this Agreement and setting forth a brief description of the basis on which Verio is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1, the Company shall deliver to Verio a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     10.3  Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

     (a) the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Article 11;

     (b) the Company shall, in all events, remain bound by and continue to be subject to Section 6.8;

     (c) Verio shall, in all events, remain bound by and continue to be subject to Section 7.3; and

     (d) the parties shall, in all events, remain bound by the terms and provisions of the Nondisclosure Agreement.

Notwithstanding the above, both Verio and the Company shall be entitled to announce the termination of this Agreement.

     10.4 Exclusivity of Termination Rights. Except as provided in Section 11.12, the termination rights and obligations provided in this Article 10 shall be deemed to be exclusive. The parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

     11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     11.2  Fees and Expenses.

     (a) Subject to the provisions of Article 3, the Company shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of the Company.

     (b) Subject to the provisions of Article 3, Verio shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of Verio.

     11.3 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company:

        Best Internet Communications, Inc.
        5050 Blue Lake Drive, Suite 100
        Boca Raton, FL 33431
        Attention: Scott Adams
        Telecopier: (561) 912-2401

     with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention: Jacqueline A. Daunt, Esq.
        Telecopier: (650) 494-1417

     if to Verio or Merger Sub:

        Verio Inc.
        8005 South Chester
        Suite 200
        Englewood, CA 80112
        Attention: Carla Hamre Donelson, Esq.
        Telecopier: (303) 792-3879
     with a copy to:

        Morrison & Foerster LLP
        425 Market Street
        San Francisco, California 94105
        Attention: Gavin Grover, Esq.
        Telecopier: 415-268-7522

     11.5 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

     11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.8  Governing Law; Venue.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Denver, Colorado. Each party to this Agreement:

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Denver, Colorado (including each appellate court located in the State of Colorado) in connection with any such legal proceeding;

          (ii) agrees that each state and federal court located in the County of Denver, Colorado shall be deemed to be a convenient forum; and

          (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Denver, Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     (c) The parties agree that if any Proceeding is commenced against the Company, Verio or Merger Sub or any of their respective Representatives by any Person in or before any court or other tribunal anywhere in the world, then such party may proceed against the applicable party in such court or tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any matters alleged therein or any of the circumstances giving rise thereto.

     (d) Nothing contained in Section 11.8(b) or (c) shall be deemed to limit or otherwise affect the right of any party hereto to commence any legal proceeding or otherwise proceed against any other party hereto in any other forum or jurisdiction.

     (e) Each of the parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

     11.9 Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the Company, the Shareholders, Merger Sub, Verio, and the respective successors and assigns (if any) of the foregoing. Verio and Merger Sub may freely assign any or all of their respective rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     11.10 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, and not in limitation of any remedies available under applicable law, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties agrees that:

     (a) in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party or parties shall be entitled (in addition to any other remedy that may be available to it under the Agreement) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

     (b) neither Verio, on the one hand, nor the Shareholders, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     11.11  Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Verio and the Company.

     11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     11.14 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     11.15 Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

     11.16 No Survival. The representations and warranties contained herein shall terminate and be of no further force and effect from and after the Closing. Notwithstanding anything herein to the contrary, the agreements contained in Article 2, Article 3, Sections 8.8, 8.10(a), 8.10(c), and 8.10(d) and Article 11 shall survive the Effective Time.

     11.17 Investigation. The respective representations and warranties of the parties hereto contained herein or in the certificates or other reports delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     11.18 Original Merger Agreement Superseded. Pursuant to Section 11.12 of the Original Merger Agreement, the parties hereto hereby amend and restate the Original Merger Agreement to read in its entirety as set forth in this Agreement, such that as of the date hereof the Original Merger Agreement is entirely replaced and superseded by this Agreement.

     11.19  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

     IN WITNESS WHEREOF, each of Verio, Merger Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            VERIO INC.

                                            By:  /s/ CARLA HAMRE DONELSON
                                              ----------------------------------
                                              Name:  Carla Hamre Donelson
                                              Title: Vice President and
                                                     General Counsel

                                            PURPLE ACQUISITION, INC.

                                            By:  /s/ CARLA HAMRE DONELSON
                                              ----------------------------------
                                              Name:  Carla Hamre Donelson
                                              Title: President

                                            BEST INTERNET COMMUNICATIONS, INC.

                                            By:  /s/ ARTHUR L. CAHOON
                                              ----------------------------------
                                              Name:  Arthur L. Cahoon
                                              Title: Chief Executive Officer

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACCOUNTING COMFORT LETTER. "Accounting Comfort Letter" shall have the meaning specified in Section 6.11 of the Agreement.

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall have the meaning specified in Section 6.6 of the Agreement.

     AFFILIATE. "Affiliate" shall have the meaning specified in Section 6.13(a) of the Agreement.

     AFFILIATE AGREEMENT. "Affiliate Agreement" shall have the meaning specified in Section 6.13(a) of the Agreement.

     AGGREGATE TRANSACTION VALUE. "Aggregate Transaction Value" shall have the meaning specified in Section 3.1(b) of the Agreement.

     AGREEMENT. "Agreement" shall mean the Amended and Restated Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule and all Exhibits), as it may be amended from time to time.

     AGREEMENT OF MERGER. "Agreement of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

     BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person under the agreement or arrangement in question or under this Agreement, the other Transactional Agreements and the Transactions.

     BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     CERTIFICATES. "Certificates" shall have the meaning specified in Section 3.1(a) of the Agreement.

     CGCL. "CGCL" shall have the meaning specified in Section 1.1 of the Agreement.

     CLOSING. "Closing" shall have the meaning specified in Section 3.7 of the Agreement.

     CLOSING DATE. "Closing Date" shall have the meaning specified in Section
3.7 of the Agreement.

     CODE. "Code" shall have the meaning specified in the Recitals of the Agreement.

     COMMON STOCK EXCHANGE RATIO. "Common Stock Exchange Ratio" shall have the meaning specified in Section 3.1(b) of the Agreement.

     COMPANY. The "Company" shall have the meaning specified in the first paragraph of the Agreement and shall include, unless the context clearly indicates otherwise, all subsidiaries of the Company.

     COMPANY AUDITORS. "Company Auditors" shall have the meaning specified in
Section 6.11 of the Agreement.

     COMPANY CAPITALIZATION NUMBER. "Company Capitalization Number" shall have the meaning specified in Section 3.1(b) of the Agreement.

     COMPANY CLOSING CERTIFICATE. "Company Closing Certificate" shall have the meaning specified in Section 9.2 of the Agreement.

     COMPANY COMMON STOCK. "Company Common Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract:

          (a) to which the Company is a party;

          (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

          (c) under which the Company has or may acquire any right or interest.

     COMPANY PLAN. "Company Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

     COMPANY RETURNS. "Company Returns" shall have the meaning specified in
Section 4.13(b) of the Agreement.

     COMPANY S-1. "Company S-1" shall have the meaning specified in Section 4.22(b) of the Agreement.

     COMPANY SEC FILINGS. "Company SEC Filings" shall have the meaning specified in Section 4.22(b) of the Agreement.

     COMPANY SPECIFIED OFFICERS. "Company Specified Officers" shall mean the Company's executive officers as indicated in the Company S-1 filed prior to the date hereof.

     COMPANY STOCK OPTIONS. "Company Stock Options" shall have the meaning specified in Section 8.8 of the Agreement.

     COMPANY TRANSACTION EXPENSES. "Company Transaction Expenses" shall have the meaning specified in Section 3.1 of the Agreement.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

     CURRENT BENEFIT PLAN. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

          (a) that was established or adopted by the Company or any ERISA Affiliate or is maintained or sponsored by the Company;

          (b) in which the Company participates;

          (c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability.

     DAMAGES. "Damages" shall mean the amount of any loss, damage, injury, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge or cost (including any cost of investigation).

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall have the meaning specified in Section 4 of the Agreement.

     DISCLOSURE SCHEDULE UPDATE. "Disclosure Schedule Update" shall have the meaning specified in Section 6.4(b) of the Agreement.

     DISSENTING SHARES. "Dissenting Shares" shall have the meaning specified in
Section 3.9 of the Agreement.

     EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

     EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

     EXCESS COMPANY TRANSACTION EXPENSES. "Excess Company Transaction Expenses" shall have the meaning specified in Section 3.1(b) of the Agreement.

     EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     EXCHANGE AGENT. "Exchange Agent" shall have the meaning specified in
Section 3.3(a) of the Agreement.

     FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 4.4 of the Agreement.

     GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (d) multinational organization or body; or

          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     HAZARDOUS MATERIAL. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. sec.sec..sec.sec. 2011 et seq.

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

     KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director or officer of such corporation has or had Knowledge of such fact or matter.

     LEASED PREMISES. "Leased Premises" shall have the meaning specified in
Section 4.6(d) of the Agreement.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, where applicable, shall include any rule or requirement of the Nasdaq National Market.

     LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MERGER. "Merger" shall have the meaning specified in Section 1.1 of the Agreement.

     MERGER SUB. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

     NONCOMPETE AGREEMENT. "Noncompete Agreement" shall mean a Noncompetition and Solicitation Agreement substantially in the form of Exhibit F to the Agreement.

     NONDISCLOSURE AGREEMENT. "Nondisclosure Agreement" shall have the meaning specified in Section 6.8(a) of the Agreement.

     ORDER. "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is recurring in nature, consistent with the Company's past practices and taken in the ordinary course of the Company's normal day to day operations;

          (b) such action is taken in accordance with such party's customary business practices;

          (c) such action is not required to be authorized by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors and does not require any other separate or special authorization of any nature; and

          (d) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to Company's business.

     ORIGINAL MERGER AGREEMENT. "Original Merger Agreement" shall have the meaning specified in the Recitals to the Agreement.

     OUTSTANDING SHARES NUMBER. "Outstanding Shares Number" shall have the meaning specified in Section 3.1(b) of the Agreement.

     PAST BENEFIT PLAN. "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

          (a) of which the Company or any ERISA Affiliate has ever been a "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by the Company or by any ERISA Affiliate;

          (b) in which the Company or any ERISA Affiliate has ever participated;

          (c) with respect to which the Company or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

          (d) with respect to which the Company or any ERISA Affiliate has ever been subject to any Liability.

     PER SHARE CASH AMOUNT. "Per Share Cash Amount" shall have the meaning specified in Section 3.1(b) of the Agreement.

     PER SHARE PRICE. "Per Share Price" shall have the meaning specified in
Section 3.1(b) of the Agreement.

     PER SHARE STOCK AMOUNT. "Per Share Stock Amount" shall have the meaning specified in Section 3.1(b) of the Agreement.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

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

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

     PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. "Proprietary Information and Inventions Agreement" shall mean an agreement substantially in the form of Exhibit C to the Agreement.

     PROXY STATEMENT/PROSPECTUS. "Proxy Statement/Prospectus" shall have the meaning specified in Section 8.1(a) of the Agreement.

     REGISTRATION RIGHTS AGREEMENT. "Registration Rights Agreement" shall mean a Registration Rights Agreement in the form of Exhibit G to the Agreement.

     REGISTRATION STATEMENT. "Registration Statement" shall have the meaning specified in Section 8.1 of the Agreement.

     RELATED PARTY. Each of the following shall be deemed to be a "Related
Party":

          (a) each individual who is, or who has at any time been, an officer of the Company;

          (b) each member of the family of each of the individuals referred to in clause "(a)" above;

          (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of Company, all subsidiaries of Company and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Company.

     REQUISITE REGULATORY APPROVALS. "Requisite Regulatory Approvals" shall have the meaning specified in Section 9.1 of the Agreement.

     SEC. "SEC" shall have the meaning specified in Section 4.22(b) of the Agreement.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SHAREHOLDER. "Shareholder" shall mean a holder of shares of the Company's capital stock.

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

     TAKEOVER STATUTE. "Takeover Statute" shall mean any fair price, moratorium, control share acquisition or other similar anti-takeover statute.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean:

          (a) the Agreement;

          (b) the Company Closing Certificate;

          (c) the Proprietary Information and Inventions Agreements between the Company and its employees and consultants;

          (d) the Noncompete Agreements;

          (e) the Voting Agreements;

          (f) the Affiliate Agreements;

          (g) the Registration Rights Agreement;

          (h) the Lock-Up Letters; and

          (i) the Agreement of Merger.

     TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Verio, the Shareholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

     UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 4.4(a)(ii) of the Agreement.

     VERIO. "Verio" shall have the meaning specified in the first paragraph of the Agreement.

     VERIO COMMON STOCK. "Verio Common Stock" shall have the meaning specified in Section 3.1 of the Agreement.

     VERIO SEC REPORTS. "Verio SEC Reports" shall have the meaning specified in
Section 5.6 of the Agreement.

     VOTING AGREEMENTS. "Voting Agreements" shall have the meaning specified in the Recitals to the Agreement.

     WELFARE BENEFIT PLAN. "Welfare Benefit Plan" shall have the meaning specified in Section 4.15(i) of the Agreement.

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